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                                                                   Exhibit (8)-1




                                 July 31, 1996



MedPartners/Mullikin, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama  35244-2331

         RE:     PLAN AND AGREEMENT OF MERGER BY AND AMONG
                 MEDPARTNERS/MULLIKIN, INC., PPM MERGER CORPORATION AND CAREMARK INTERNATIONAL, INC.

Gentlemen:

         We have acted as counsel to MedPartners/Mullikin, Inc., a Delaware corporation ("MedPartners/Mullikin"), in connection with the proposed merger (the "Merger") of PPM Merger Corporation, a Delaware corporation (the "Subsidiary"), with and into Caremark International, Inc., a Delaware corporation ("Caremark"), pursuant to the terms of that certain Plan and Agreement of Merger, dated as of May 13, 1996, as amended (the "Merger Agreement"), by and among MedPartners/ Mullikin, the Subsidiary and Caremark, as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 (Commission File No. 333-__________) filed by MedPartners/Mullikin with the Securities and Exchange Commission on July 31, 1996, as amended (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written
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MedPartners/Mullikin, Inc.
July 31, 1996
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representations and covenants of MedPartners/Mullikin, the Subsidiary and
Caremark, which are annexed hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that:

                 (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and MedPartners/Mullikin, the Subsidiary and Caremark will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                 (ii)     No gain or loss will be recognized by
         MedPartners/Mullikin, Caremark or the Subsidiary as a result of the Merger;

                 (iii) No gain or loss will be recognized by a Caremark stockholder who receives solely shares of MedPartners/Mullikin Common Stock in exchange for Caremark Shares;

                 (iv) The receipt of cash in lieu of fractional shares of MedPartners/Mullikin Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners/Mullikin. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

                 (v) The tax basis of the shares of MedPartners/Mullikin Common Stock received by a Caremark stockholder will be equal to the tax bases of the Caremark Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners/Mullikin Common Stock for which cash is received; and

                 (vi)     The holding period of the shares of
         MedPartners/Mullikin Common Stock received by a Caremark stockholder will include the holding period or periods of the Caremark Shares exchanged therefor, provided that the Caremark Shares is held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the Merger.

         The Merger should have no immediate federal income tax consequences to MedPartners/Mullikin stockholders.
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MedPartners/Mullikin, Inc.
July 31, 1996
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         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

         We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                        Very truly yours,

                                        HASKELL SLAUGHTER & YOUNG, L.L.C.


                                        By   /s/ Ross N. Cohen
                                          --------------------------------------
                                               Ross N. Cohen